U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Commonwealth Associates L.P.
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   (Last)               (First)                 (Middle)

   830 Third Avenue
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                                    (Street)

   New York, NY 10022
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   PICK Communications Corp. (PICKD)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   13-3467952
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4. Statement for Month/Year

   07/99
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

         ________________________________________
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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                07/30/99      X                50,000     (A)   $0.0000                  (I)          (2)
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Common Stock                07/29/99      X                15,790     (A)   $0.0000                  (I)          (2)
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Common Stock                07/30/99      S                50,790     (D)   $3.5474                  (I)          (2)
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Common Stock                07/29/99      S                15,000     (D)   $3.6792    63,271 (4)    (I)          (2)
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Common Stock                                                                           43,392 (4)    (I)          (1)
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Common Stock                                                                          158,674 (4)    (D)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                  2.                                                                                      Deriv-     Form of
                  Conver-                  5.                             7.                              ative      Deriv-   11.
                  sion                     Number of                      Title and Amount                Secur-     ative    Nature
                  of                       Derivative    6.               of Underlying           8.      ities      Secur-   of
                  Exer-            4.      Securities    Date             Securities              Price   Bene-      ity:     In-
                  cise    3.       Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)        of      ficially   Direct   direct
                  Price   Trans-   action  or Disposed   Expiration Date  -------------------     Deriv-  Owned      (D) or   Bene-
1.                of      action   Code    of(D)         (Month/Day/Year)               Amount    ative   at End     In-      ficial
Title of          Deriv-  Date     (Instr. (Instr. 3,    ----------------               or        Secur-  of         direct   Owner-
Derivative        ative   (Month/  8)      4 and 5)      Date     Expira-               Number    ity     Month      (I)      ship
Security          Secur-  Day/     ------  ------------  Exer-    tion                  of        (Instr. (Instr.    (Instr.  (Instr
(Instr. 3)        ity     Year)    Code V   (A)   (D)    cisable  Date    Title         Shares    5)      4)         4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Convertible Notes  $1.000                                 immed.     --   Common Stock  25,025(4)          25,025(4)  (D)
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Convertible Notes  $1.000                                 immed.     --   Common Stock  15,000(4)          15,000(4)  (I)      (1)
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Convertible Notes  $1.000                                 immed.     --   Common Stock  50,000(4)          50,000(4)  (I)      (2)
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Convertible
  Preferred
  Stock            $0.100                                 immed.     --   Common Stock  31,800(4)         318,000(4)  (D)
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Convertible
  Preferred
  Stock            $0.100                                 immed.     --   Common Stock   7,000(4)          70,000(4)  (I)      (1)
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Convertible
  Preferred
  Stock            $0.100                                 immed.     --   Common Stock   8,000(4)          80,000(4)  (I)      (2)
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Warrants to
  Purchase Common
  Stock            $0.000                                 immed.   07/03  Common Stock  25,025(4)          25,025(4)  (D)
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Warrants to
  Purchase Common
  Stock            $0.000                                 immed.   07/03  Common Stock  15,000(4)          15,000(4)  (I)      (1)
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Warrants to
  Purchase Common
  Stock            $0.000 07/30/99   X            50,000  immed.   07/03  Common Stock  50,000(4)  (3)     19,202(4)  (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock            $0.000                                 immed.   01/04  Common Stock   6,256(4)           6,256(4)  (D)
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Warrants to
  Purchase Common
  Stock            $0.000                                 immed.   01/04  Common Stock   3,750(4)           3,750(4)  (I)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock            $0.000                                 immed.   01/04  Common Stock  12,500(4)          12,500(4)  (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock            $1.000                                 immed.   07/03  Common Stock  67,119(4)          67,119(4)  (D)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock            $1.000                                 immed.   07/03  Common Stock  10,454(4)          10,454(4)  (I)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock            $1.000                                 immed.   07/03  Common Stock   6,702(4)           6,702(4)  (I)      (2)
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Warrants to
  Purchase Common
  Stock            $13.750                                 immed.  05/04   Common Stock  24,438(4)         24,438(4)  (D)
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Warrants to
  Purchase Common
  Stock            $13.750                                 immed.  05/04   Common Stock   5,607(4)          5,607(4)  (I)      (1)
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Warrants to
  Purchase Common
  Stock            $13.750                                 immed.  05/04   Common Stock   1,853(4)          1,853(4)  (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $1.00 07/15/99  A       16,780        immed.  07/03   Common Stock  16,780(4)  $0.00  16,780(4)  (D)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $1.00 07/15/99  A        2,613        immed.  07/03   Common Stock   2,613(4)  $0.00   2,613(4)  (I)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $1.00 07/15/99  A        1,314        immed.  07/03   Common Stock   1,314(4)  $0.00   1,314(4)  (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $0.00 07/15/99  A        9,879        immed.  07/03   Common Stock   9,879(4)  $0.00   9,879(4)  (D)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $0.00 07/15/99  A        5,921        immed.  07/03   Common Stock   5,921(4)  $0.00   5,921(4)  (I)      (1)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $0.00 07/15/99  A       19,738        immed.  07/03   Common Stock  19,738(4)  $0.00             (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $0.00 07/29/99  X             15,000  immed.    --    Common Stock  15,000     $0.00             (I)      (2)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to
  Purchase Common
  Stock              $0.00 07/30/99  X                790  immed.    --    Common Stock     790     $0.00   5,262     (I)      (2)
====================================================================================================================================

Explanation of Responses:

(1) Owned directly by Michael S. Falk, the Chairman, CEO and principal stockholder of Commonwealth Associates Management Corp. ("CAMC"), the general partner of Commonwealth Associates ("CA").
(2) Owned directly by one or more of the following individuals: Robert Priddy, Keith Rosenbloom, Basil Asciutto or Robert Beuret, directors and stockholders of CAMC. All of such individuals disclaim beneficial ownership of the shares held by CA, other than that portion which corresponds with their equity ownership in CAMC.
(3) The reported securities were included in Units purchased by the reporting persons for $100,000 per Unit. At the time of purchase, each Unit consisted of warrants to purchase 100,000 shares of common stock, and one 10% Convertible Note in the face amount of $100,000.
(4)   Amount reflects a 1-for-10 reverse split effected July 26, 1999.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

By: Commonwealth Associates Management Corp.


/s/ Joseph Wynne                                                 8/10/99
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
By: Joseph Wynne, Chief Financial Officer

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION

Name:                                     Commonwealth Associates L.P.
                                          830 Third Avenue
                                          New York, NY 10022

Designated Filer:                         Commonwealth Associates L.P.

Issuer & Ticker Symbol:                   PICK Communications Corp. (PICKD)

Date of Event Requiring Statement:        July 15, 1999

Signature:                                By: Commonwealth Associates Management
                                              Corp., its general partner

                                          By: /s/ Joseph Wynne
                                              ----------------------------------
                                                  Joseph Wynne
                                                  Chief Financial Officer


Name:                                     Commonwealth Associates Management
                                            Corp.
                                          830 Third Avenue
                                          New York, NY 10022

Designated Filer:                         Commonwealth Associates L.P.

Issuer & Ticker Symbol:                   PICK Communications Corp. (PICKD)

Date of Event Requiring Statement:        July 15, 1999

Signature:                                By: /s/ Joseph Wynne
                                              ----------------------------------
                                                  Joseph Wynne
                                                  Chief Financial Officer

Name:                                     Michael S. Falk
                                          830 Third Avenue
                                          New York, NY 10022

Designated Filer:                         Commonwealth Associates L.P.

Issuer & Ticker Symbol:                   PICK Communications Corp. (PICKD)

Date of Event Requiring Statement:        July 15, 1999

Signature:                                /s/ Michael S. Falk
                                          --------------------------------------
                                          Michael S. Falk


Name:                                     Keith Rosenbloom
                                          830 Third Avenue
                                          New York, NY 10022

Designated Filer:                         Commonwealth Associates L.P.

Issuer & Ticker Symbol:                   PICK Communications Corp. (PICKD)

Date of Event Requiring Statement:        July 15, 1999

Signature:                                /s/ Keith Rosenbloom
                                          --------------------------------------
                                          Keith Rosenbloom


Name:                                     Basil Asciutto
                                          830 Third Avenue
                                          New York, NY 10022

Designated Filer:                         Commonwealth Associates L.P.

Issuer & Ticker Symbol:                   PICK Communications Corp. (PICKD)

Date of Event Requiring Statement:        July 15, 1999

Signature:                                /s/ Basil Asciutto
                                          --------------------------------------
                                          Basil Asciutto

Name:                                     Robert Beuret
                                          830 Third Avenue
                                          New York, NY 10022

Designated Filer:                         Commonwealth Associates L.P.

Issuer & Ticker Symbol:                   PICK Communications Corp. (PICKD)

Date of Event Requiring Statement:        July 15, 1999

Signature:                                /s/ Robert Beuret
                                          --------------------------------------
                                          Robert Beuret


Name:                                     Robert Priddy
                                          RMC Capital
                                          1640 Powers Ferry, Suite 125
                                          Marietta, Georgia 30067

Designated Filer:                         Commonwealth Associates L.P.

Issuer & Ticker Symbol:                   PICK Communications Corp. (PICKD)

Date of Event Requiring Statement:        July 15, 1999

Signature:                                /s/ Robert Priddy
                                          --------------------------------------
                                          Robert Priddy